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                                                                    Exhibit 99.1
                                          For Further Information Contact
                                          Robert E. Phaneuf
For Immediate Release                     Vice President - Corporate Development
Thursday, October 12, 2000                (918) 592-0101

               VINTAGE PETROLEUM ANNOUNCES YEMEN DRILLING UPDATE

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that completion and initial testing operations have concluded on the Harmel #1, the second of four exploration wells drilled by Vintage on Block S-1 in the Republic of Yemen. This well tested oil from three separate shallow zones that have not previously produced in commercial quantities in this area of the Shabwah basin. When combined, these zones swab tested 500 barrels per day of approximately 20 degree API gravity crude during a period of five days. A longer-term production test is planned to determine the ultimate productivity characteristics of these reservoirs. In Vintage's opinion, preliminary information is inadequate to make any reasonable estimate of whether commercial quantities of reserves exist. If this test and further technical evaluation proves encouraging, then appraisal drilling will be undertaken to provide the additional reservoir information necessary to determine if sufficient reserves exist to be commercially developed.

     Upon termination of the completion operations of the Harmel #1, the completion rig was mobilized to the An-Naeem #2 to effect completion and testing operations of the Alif reservoir. Completion and testing of the Fordus #1 will follow An-Naeem #2.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future

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production and cash flow, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

          Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.



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